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                     October 31, 2023

       Anthony Marone
       Chief Financial Officer
       Blackstone Mortgage Trust, Inc.
       345 Park Avenue, 24th Floor
       New York, NY 10154

                                                        Re: Blackstone Mortgage
Trust, Inc.
                                                            Form 10-K for the
year ended December 31, 2022
                                                            Filed February 8,
2023
                                                            File No. 001-14788

       Dear Anthony Marone:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction